Exhibit 23.6

Consent of Geothermal Science, Inc.

In connection with U.S. Geothermal Inc’s registration statement of Form 10K, S-3, S-8 and related filings under the United States Securities Act of 1933, I, Richard Holt, on behalf of Geothermal Science, Inc. (“Geothermal”), herby consent to the use of Geothermal’s name and to the use of the “Assessment of the Geothermal Potential, Neal Hot Springs, Malheur County, Oregon” dated February 5, 2009, references to the Assessment, or portions thereof, or information derived from the Assessment, in the Registration Statement.

Dated at Boise, Idaho, this 11th day of August, 2009.

/s/ Richard J. Holt
Name: Richard J. Holt
Title: Owner